Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Monica Kendrick 574-372-4989	Coleman Lannum 574-371-9480
monica.kendrick@zimmerbiomet.com	cole.lannum@zimmerbiomet.com

Derek Davis 574-372-4250 derek.davis@zimmerbiomet.com

Zimmer Biomet Appoints Maria Teresa (Tessa) Hilado and

Syed Jafry to Board of Directors

Hilado and Jafry Bring Financial Acumen and Global Experience

to Board of Directors

(WARSAW, IN) August 3, 2018—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global leader in musculoskeletal healthcare, today announced that Maria Teresa (Tessa) Hilado, former Executive Vice President and Chief Financial Officer of Allergan PLC, and Syed Jafry, Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets, Thermo Fisher Scientific Inc., have been appointed to the Company’s Board of Directors, effective immediately.

“We are pleased to welcome Tessa Hilado and Syed Jafry to our Board of Directors. Ms. Hilado’s deep financial and leadership expertise and Mr. Jafry’s diverse skill set and breadth of global experience will be invaluable assets to Zimmer Biomet,” said Larry Glasscock, Chairman of the Board, Zimmer Biomet Holdings, Inc. “The addition of these new Board members demonstrates our commitment and steady focus on growing diversity within our organization and the healthcare industry. We look forward to their contributions as we continue to drive our strategic goals.”

Ms. Hilado brings more than 30 years of financial and leadership experience to Zimmer Biomet. Most recently, she served as Executive Vice President and Chief Financial Officer of Allergan PLC, a global pharmaceutical company, from December 2014 until her retirement in February 2018. Prior to joining Allergan PLC, Ms. Hilado held the role of Senior Vice President, Finance and Treasurer of PepsiCo Inc. from 2009 to 2014. She previously served as Vice President and Treasurer for Schering-Plough Corp. and spent more than 17 years with General Motors Company in leadership roles of increasing responsibility.

Ms. Hilado currently serves on the board of directors of Campbell Soup Company, H.B. Fuller Company and Pharmaceutical Product Development, LLC. She earned a Bachelor of Science in Management Engineering from Ateneo de Manila University in the Philippines and an MBA from the University of Virginia Darden School of Business.

Mr. Jafry has more than 30 years of global operations and management experience in healthcare, infrastructure, energy and chemical industries. He currently serves as Senior Vice President and President, Asia Pacific, EMEA and Emerging Markets of Thermo Fisher Scientific Inc., a global leader in serving science, supporting customers in pharmaceutical, healthcare, diagnostics and research markets. He joined Thermo Fisher Scientific Inc. in March 2005 and served in numerous P&L management roles of increasing responsibility prior to being appointed to his current position. Mr. Jafry began his career at Glaxo Pharmaceuticals in London. Prior to joining Thermo Fisher Scientific, he served for 18 years at General Electric, where he held commercial, product management and general management roles in the U.S., Netherlands, Switzerland and China, with his role as President of GE Sensing Asia. He earned a Bachelor of Science in Mechanical Engineering from Lahore University in Pakistan, a Master of Science in Mechanical Engineering from the University of Massachusetts and a Master’s Certificate in Marketing and Management from Harvard University Extension School.

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com, or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.